Exhibit 1

Westpac GROUP
EST. 1817

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

PILLAR 3 REPORT

DECEMBER 2013

INCORPORATING THE REQUIREMENTS OF AUSTRALIAN PRUDENTIAL STANDARD APS330

STRENGTH | RETURN | GROWTH | PRODUCTIVITY

Westpac | st.george | BankSA | BT Financial Group | Bank of Melbourne | RAMS

PILLAR 3 REPORT

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
INTRODUCTION	4
Group Structure	5
CAPITAL OVERVIEW	7
Credit Risk Exposures	10
Securitisation	14
Appendix I – APS330 Quantitative requirements	16
Disclosure Regarding Forward-looking Statements	17

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures for 31 December 2013 and 30 September 2013 reflect APRA’s implementation of Basel III and disclosures for 31 December 2012 reflect APRA’s implementation of Basel 2.5 (Westpac New Zealand Limited did not transition to Basel 2.5 and 31 December 2012 is reported under Basel II).

PILLAR 3 REPORT

EXECUTIVE SUMMARY

Summary

At 31 December 2013, Westpac’s Common Equity Tier 1 Ratio of 8.3% was within our existing preferred range of 8.0% to 8.5%.

The Common Equity Tier 1 Ratio at 31 December 2013 was lower than the 9.1% recorded for 30 September 2013.  This was principally due to the payment of the final ordinary dividend (85 basis point decrease) and special dividend (10 basis point decrease), and the Lloyd’s acquisition which utilised 37 basis points of capital.  These were partially offset by organic capital generation and the last tranche of the lower deferred tax asset deduction related to the previously disclosed St.George tax consolidation adjustment.

	31 December	30 September
%	2013	2013
The Westpac Group at Level 2
Common Equity Tier 1 ratio	8.3	9.1
Additional Tier 1 capital	1.5	1.6
Tier 1 Capital Ratio	9.8	10.7
Tier 2 capital	1.5	1.6
Total regulatory capital ratio	11.3	12.3

Over the December 2013 quarter, Exposure at Default (EAD) increased by $35.8 billion and Credit Risk Weighted Assets (RWA) rose by $12.1 billion.  Excluding Lloyds, credit RWA increased $3.6 billion, mainly driven by the decline in the Australian dollar (increasing the Australian dollar value of non-Australian dollar lending), growth in mark to market related credit risk due to increased exposure and growth in corporate and specialised lending.  Risk estimates have been updated as part of the regular review cycle, with minimal impact to overall RWA as modest increases in Australian credit cards off-set decreases in transaction managed exposures (predominately corporate and sovereign).

	31 December	30 September
Risk Weighted Assets ($m)	2013	2013
Credit risk	272,375	260,268
Market risk	10,158	9,059
Operational risk	28,614	27,299
Interest rate risk in the banking book	6,106	6,929
Other	3,660	3,817
Total	320,913	307,372

Lloyds Acquisition

On 31 December 2013, Westpac completed the acquisition of Lloyds Banking Group’s Australian asset finance business, Capital Finance Australia Limited, and its corporate loan portfolio, BOS International (Australia) Ltd.

In this report, the corporate loan portfolio is measured applying the advanced Internal Ratings-Based (IRB) approach, while the asset finance portfolio is currently measured applying the standardised approach.  Operational risk is also currently measured applying the standardised approach.  The impacts to RWA and EAD from the acquisition are detailed in the table below.

		EAD			RWA
	IRB	Standardised		IRB	Standardised
($m)	Approach	Approach	Total	Approach	Approach	Total
Credit Risk
Corporate[1]	2,092	3,660	5,752	1,498	3,660	5,158
Other retail	-	3,389	3,389	-	3,389	3,389
Operational Risk	NA	NA	NA	-	490	490
	2,092	7,049	9,141	1,498	7,539	9,037

1       Lloyds non consumer assets have been disclosed under the corporate asset class.  This classification does not affect the standardised capital calculation under which these loans have been treated.  In progressing to IRB accreditation of this portfolio, this classification will be further refined across the corporate, business lending and small business asset sub classes.

PILLAR 3 REPORT

INTRODUCTION

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy framework to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Capital Adequacy: Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for 31 December 2013 required by these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 31 December 2013

This report describes Westpac’s risk management practices1 and presents the prudential assessment of Westpac’s capital adequacy as at 31 December 2013. The sections are arranged as follows:

▪	‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪	‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪	‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions; and

▪	‘Securitisation’ explains how Westpac participates in the securitisation market.

A cross-reference between the quantitative disclosures in this report required under Attachment C of APS330 is provided in Appendix I on page 16.

1       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac seeks to ensure that it is adequately capitalised at all times.  APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the level 2 group is Westpac Banking Corporation; and

▪     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪     insurance;

▪     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪     non-financial (commercial) operations; or

▪     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1       APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2       Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3       Refer to Note 1 of Westpac’s 2013 Annual Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1       Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2       For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’.  Prudential limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪     the development of a capital management strategy, including preferred capital ranges, capital buffers and contingency plans;

▪     consideration of both economic and regulatory capital requirements;

▪     a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪     consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s capital adequacy ratios

	31 December	30 September	31 December
%	2013	2013	2012
The Westpac Group at Level 2
Common Equity Tier 1	8.3	9.1	8.8
Additional Tier 1 capital	1.5	1.6	1.9
Tier 1 Capital ratio	9.8	10.7	10.7
Tier 2 capital	1.5	1.6	1.4
Total regulatory capital ratio	11.3	12.3	12.1
The Westpac Group at Level 1
Common Equity Tier 1	8.5	9.3	8.5
Additional Tier 1 capital	1.6	1.7	2.0
Tier 1 Capital ratio	10.1	11.0	10.5
Tier 2 capital	1.6	1.8	1.8
Total regulatory capital ratio	11.7	12.8	12.3

Westpac New Zealand Limited’s capital adequacy ratios

	31 December	30 September	31 December
%	2013	2013	2012
Westpac New Zealand Limited
Common Equity Tier 1	11.9	12.3	11.7
Additional Tier 1 capital	-	-	-
Tier 1 Capital ratio	11.9	12.3	11.7
Tier 2 capital	-	-	1.4
Total regulatory capital ratio	11.9	12.3	13.1

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 December 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate[3]	70,113	4,692	74,805	5,984
Business lending	33,995	1,202	35,197	2,816
Sovereign	1,421	863	2,284	183
Bank	8,865	150	9,015	721
Residential mortgages	60,990	2,285	63,275	5,062
Australian credit cards	5,936	-	5,936	475
Other retail [4]	9,992	4,615	14,607	1,169
Small business	6,390	-	6,390	511
Specialised lending	47,349	248	47,597	3,808
Securitisation	5,273	-	5,273	422
Mark-to-market related credit risk[5]	-	7,996	7,996	640
Total	250,324	22,051	272,375	21,791
Market risk			10,158	813
Operational risk[6]			28,614	2,289
Interest rate risk in the banking book			6,106	488
Other assets[7]			3,660	293
Total			320,913	25,674

30 September 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	66,115	1,016	67,131	5,370
Business lending	34,820	1,173	35,993	2,879
Sovereign	2,045	794	2,839	227
Bank	9,467	134	9,601	768
Residential mortgages	61,020	2,076	63,096	5,048
Australian credit cards	4,870	-	4,870	390
Other retail	9,557	1,218	10,775	862
Small business	6,506	-	6,506	520
Specialised lending	46,170	244	46,414	3,713
Securitisation	5,876	-	5,876	470
Mark-to-market related credit risk[5]	-	7,167	7,167	573
Total	246,446	13,822	260,268	20,820
Market risk			9,059	725
Operational risk			27,299	2,184
Interest rate risk in the banking book			6,929	554
Other assets[7]			3,817	305
Total			307,372	24,588

1 Capital requirements are expressed as 8% of total risk weighted assets.

2 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3 Includes $1,498 million of risk weighted assets from Lloyds corporate loan portfolio which is measured applying the IRB approach and $3,660 million from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

4 Includes $3,389 million of risk weighted assets from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

5 Mark-to-market related credit risk was introduced from 1 January 2013 and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

6 Includes operational risk RWA of $490 million arising from the business acquired from Lloyds which is currently measured applying the standardised approach.

7 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

31 December 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	63,429	919	64,348	5,148
Business lending	39,374	1,010	40,384	3,231
Sovereign	1,554	955	2,509	201
Bank	8,145	235	8,380	670
Residential mortgages	58,041	1,975	60,016	4,801
Australian credit cards	5,022	-	5,022	402
Other retail	8,815	1,376	10,191	815
Small business	4,191	-	4,191	335
Specialised lending	42,785	245	43,030	3,442
Securitisation	5,114	-	5,114	409
Total	236,470	6,715	243,185	19,454
Equity risk			1,077	86
Market risk			9,735	779
Operational risk			26,933	2,155
Interest rate risk in the banking book			11,008	881
Other assets[2]			2,336	187
Total			294,274	23,542

1 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	116,539	70,113	966	516	704	355	43
Business lending	50,066	33,995	895	466	636	339	42
Sovereign	40,938	1,421	3	3	-	-	-
Bank	35,017	8,865	15	10	5	5	-
Residential mortgages	432,975	60,990	806	664	311	114	27
Australian credit cards	19,694	5,936	315	251	84	62	67
Other retail	11,857	9,992	429	354	117	76	44
Small business	16,676	6,390	207	107	98	46	12
Specialised Lending	52,119	47,349	1,470	649	1,118	377	56
Securitisation	22,657	5,273	-	-	-	-	-
Standardised[2]	17,431	22,051	-	-	169	102	1
Total	815,969	272,375	5,106	3,020	3,242	1,476	292

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	109,457	66,115	1,036	497	935	430	123
Business lending	50,641	34,820	906	464	775	357	236
Sovereign	35,353	2,045	4	4	-	-	-
Bank	30,632	9,467	15	11	4	4	-
Residential mortgages	423,719	61,020	818	662	376	122	127
Australian credit cards	19,293	4,870	260	196	83	63	286
Other retail	11,448	9,557	398	325	110	72	180
Small business	16,673	6,506	207	110	101	47	46
Specialised Lending	50,315	46,170	1,521	652	1,105	396	306
Securitisation	22,958	5,876	-	-	-	-	-
Standardised[2]	9,705	13,822	-	-	111	63	7
Total	780,194	260,268	5,165	2,921	3,600	1,554	1,311

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	100,796	63,429	1,114	558	870	430	8
Business lending	55,917	39,374	1,069	589	878	385	54
Sovereign	31,348	1,554	3	3	-	-	-
Bank	32,313	8,145	15	11	4	4	-
Residential mortgages	399,982	58,041	821	662	368	115	30
Australian credit cards	19,116	5,022	271	209	92	65	66
Other retail	10,481	8,815	377	307	126	69	39
Small business	10,937	4,191	108	65	38	23	10
Specialised lending	46,140	42,785	1,823	637	1,646	501	47
Securitisation	21,132	5,114	-	-	-	-	-
Standardised	9,067	6,715	-	-	104	55	2
Total	737,229	243,185	5,601	3,041	4,126	1,647	256

1 Includes regulatory expected losses for defaulted and non-defaulted exposures.

2 Includes mark-to-market related credit risk.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

31 December 2013	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[2]
Corporate[3]	51,821	53,100	11,618	116,539	112,998
Business lending	38,408	11,658	-	50,066	50,353
Sovereign	36,004	3,281	1,653	40,938	38,145
Bank	18,977	2,122	13,918	35,017	32,824
Residential mortgages	363,466	69,509	-	432,975	428,347
Australian credit cards	9,901	9,793	-	19,694	19,493
Other retail	10,114	1,743	-	11,857	11,653
Small business	12,757	3,919	-	16,676	16,674
Specialised lending	41,026	11,093	-	52,119	51,217
Securitisation[4]	14,723	7,743	191	22,657	22,807
Standardised[5]	16,049	1,382	-	17,431	13,568
Total	613,246	175,343	27,380	815,969	798,079

30 September 2013	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	12 months ended[6]
Corporate	47,416	52,003	10,038	109,457	102,306
Business lending	39,040	11,601	-	50,641	54,478
Sovereign	30,577	3,620	1,156	35,353	33,037
Bank	16,235	2,026	12,371	30,632	30,438
Residential mortgages	356,811	66,908	-	423,719	401,319
Australian credit cards	9,569	9,724	-	19,293	18,854
Other retail	9,760	1,688	-	11,448	10,580
Small business	12,667	4,006	-	16,673	12,902
Specialised lending	40,821	9,494	-	50,315	46,903
Securitisation[4]	14,274	8,448	236	22,958	21,412
Standardised	8,477	1,228	-	9,705	9,115
Total	585,647	170,746	23,801	780,194	741,344

31 December 2012	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	3 months ended[7]
Corporate	47,444	43,014	10,338	100,796	101,806
Business lending	43,965	11,732	220	55,917	56,944
Sovereign	26,173	3,636	1,539	31,348	33,751
Bank	14,536	1,862	15,915	32,313	31,672
Residential mortgages	342,911	57,071	-	399,982	397,566
Australian credit cards	9,792	9,324	-	19,116	18,724
Other retail	8,952	1,529	-	10,481	10,390
Small business	8,034	2,903	-	10,937	10,633
Specialised lending	37,813	8,327	-	46,140	46,230
Securitisation[4]	12,414	8,339	379	21,132	21,592
Standardised	8,016	1,051	-	9,067	8,928
Total	560,050	148,788	28,391	737,229	738,236

1  EAD associated with the on balance sheet outstanding of each portfolio.

2  Average is based on exposures as at 31 December 2013 (including Lloyds) and 30 September 2013.

3  Includes $2,092 million EAD from Lloyds acquisition.

4  The EAD associated with securitisations is for the banking book only.

5  Includes $7,049 million EAD from Lloyds acquisition.

6  Average is based on exposures as at 30 September 2013, 30 June 2013, 31 March 2013, 31 December 2012 and 30 September 2012.

7  Average is based on exposures as at 31 December 2012 and 30 September 2012.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All individually assessed provisions (IAP) raised under A-IFRS are classified as specific provisions. All collectively assessed provisions (CAP) raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from common equity Tier 1 capital.

31 December 2013	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,286	190	1,476	NA	1,476
for defaulted but not impaired loans	NA	128	128	NA	128
General Reserve for Credit Loss	NA	2,353	2,353	142	2,495
Total provisions for impairment charges	1,286	2,671	3,957	142	4,099

30 September 2013	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,364	190	1,554	NA	1,554
for defaulted but not impaired loans	NA	133	133	NA	133
General Reserve for Credit Loss	NA	2,262	2,262	83	2,345
Total provisions for impairment charges	1,364	2,585	3,949	83	4,032

31 December 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,463	184	1,647	NA	1,647
for defaulted but not impaired loans	NA	137	137	NA	137
General Reserve for Credit Loss	NA	2,453	2,453	196	2,649
Total provisions for impairment charges	1,463	2,774	4,237	196	4,433

1  Approximately half of the increase in GRCL over the December 2013 quarter is due to approved but not drawn facilities.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by portfolio

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

			Specific		Actual
31 December 2013	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	3 months ended
Corporate	72	704	355	50%	43
Business lending	414	636	339	53%	42
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,506	311	114	37%	27
Australian credit cards	-	84	62	74%	67
Other retail	-	117	76	65%	44
Small business	85	98	46	47%	12
Specialised lending	241	1,118	377	34%	56
Securitisation	-	-	-	-	-
Standardised	20	169	102	60%	1
Total	2,338	3,242	1,476	46%	292

			Specific		Actual
30 September 2013	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Corporate	78	935	430	46%	123
Business lending	395	775	357	46%	236
Sovereign	-	-	-	-	-
Bank	-	4	4	94%	-
Residential mortgages	1,578	376	122	33%	127
Australian credit cards	-	83	63	76%	286
Other retail	-	110	72	66%	180
Small business	87	101	47	47%	46
Specialised lending	327	1,105	396	36%	306
Securitisation	-	-	-	-	-
Standardised	22	111	63	57%	7
Total	2,487	3,600	1,554	43%	1,311

			Specific		Actual
31 December 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	3 months ended
Corporate	63	870	430	49%	8
Business lending	493	878	385	44%	54
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,535	368	115	31%	30
Australian credit cards	-	92	65	71%	66
Other retail	-	126	69	55%	39
Small business	64	38	23	60%	10
Specialised lending	336	1,646	501	30%	47
Securitisation	-	-	-	-	-
Standardised	31	104	55	53%	2
Total	2,522	4,126	1,647	40%	256

PILLAR 3 REPORT

SECURITISATION

Banking book summary of securitisation activity by asset type

	For the 3 mth period ended
31 December 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,423	-
Credit cards	-	-
Auto and equipment finance	948	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	3,370	-

	For the 12 mth period ended
30 September 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	26,973	-
Credit cards	-	-
Auto and equipment finance	1,518	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	28,491	-

	For the 3 mth period ended
31 December 2012	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	192	-
Credit cards	-	-
Auto and equipment finance	1,145	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	1,337	-

Banking book summary of on and off-balance sheet securitisation by exposure type

31 December 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,804	30	6,834
Liquidity facilities	21	-	3,231	3,252
Funding facilities	7,122	-	5,057	12,179
Underwriting facilities	16	-	184	200
Lending facilities	-	-	191	191
Warehouse facilities	-	-	-	-
Total	7,159	6,804	8,693	22,656

30 September 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,978	-	6,978
Liquidity facilities	1	-	4,601	4,602
Funding facilities	6,874	-	4,065	10,939
Underwriting facilities	17	-	186	203
Lending facilities	-	-	236	236
Warehouse facilities	-	-	-	-
Total	6,892	6,978	9,088	22,958

PILLAR 3 REPORT

SECURITISATION

31 December 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	1	5,119	-	5,119
Liquidity facilities	2	-	4,572	4,574
Funding facilities	7,273	-	3,515	10,789
Underwriting facilities	20	-	251	272
Lending facilities	-	-	379	379
Warehouse facilities	-	-	-	-
Total	7,296	5,119	8,718	21,132

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 December 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	271	466	-	737
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	39	39
Other derivatives	-	-	172	172
Total	271	466	211	948

30 September 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	106	477	-	583
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	29	29
Other derivatives	-	-	221	221
Total	106	477	250	833

31 December 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	45	522	-	567
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	70	70
Other derivatives	-	-	425	425
Total	45	522	495	1,062

1  EAD associated with Trading book securitisation is not included in EAD by Major Type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116.

PILLAR 3 REPORT

APPENDIX I — APS330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 Attachment C reference		Westpac disclosure	Page

Table 3: Capital Adequacy	(a) to (e) (f)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	8 7 7

Table 4: Credit Risk - general disclosures	(a) (b) (c)	Exposure at Default by major type Impaired and past due loans by portfolio General reserve for credit loss	11 13 12

Table 5: Securitisation exposures	(a)	Banking Book summary of securitisation activity by asset type	14
	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

PILLAR 3 REPORT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪                  market volatility, including uncertain conditions in funding, equity and asset markets;

▪                  adverse asset, credit or capital market conditions;

▪                  changes to our credit ratings;

▪                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪                  market liquidity and investor confidence;

▪                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪                  internal and external events which may adversely impact our reputation;

▪                  changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪                  the success of strategic decisions involving business expansion and integration of new businesses; and

▪                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us refer to the section ‘Risk factors’ in Westpac’s 2013 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 December 2013	30 September 2013	31 December 2012
USD	0.8934	0.9316	1.0404
GBP	0.5421	0.5767	0.6438
NZD	1.0866	1.1260	1.2623
EUR	0.6478	0.6906	0.7865